REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Tamarack Funds Trust

In planning and performing our audits of the portfolios of Tamarack
 Funds Trust,
which include the Large Cap Equity Fund, Mid Cap Equity Fund and Small
 Cap
Equity Fund (collectively the "Funds") for the year ended April 30,
2004 (on
which we have issued our report dated June 18, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the
United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to
error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose
all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
  A material
weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that
misstatements due to error or fraud in amounts that would be material in relation to
the financial statements being audited may occur and not be detected within a timely
period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Funds' internal control and its
operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of April 30, 2004.

This report is intended solely for the information and use of management, the
Board of Directors and Shareholders of Tamarack Funds Trust and the
 Securities
and Exchange Commission and is not intended to be and should not be used by
anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Chicago, Illinois
June 18, 2004